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                                                                EXHIBIT 8.1



                            [BRYAN CAVE LETTERHEAD]








                                December 18, 1996



Brooks Fiber Properties, Inc.
425 Woods Mill Road South, Suite 300
Town & Country, Missouri  63017

Gentlemen:

                  We have acted as counsel to Brooks Fiber Properties, Inc., a Delaware corporation (the "Company"), in connection with the offering (the "Offering") of up to 5,175,000 depository shares, each representing 1/100 of a share of Series D Conversion Preferred stock of the Company as described in the Registration Statement (Form S-1) filed with the Securities & Exchange Commission on November 25, 1996 (the "Registration Statement"). In connection therewith, you have requested our opinion regarding whether the discussion of the federal income tax consequences set forth in the Registration Statement under the caption "Certain Federal Income Tax Considerations" fairly describes the material federal income tax consequences of the Offering. Except as otherwise indicated herein, all capitalized terms used in this letter have the same meaning assigned to them in the Registration Statement.

                  In rendering our opinion, we have examined the Registration Statement and such other documents as we have considered relevant for purposes of this opinion. We have assumed that the Registration Statement reflects all the material facts and our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations through and as of the effective date of the Offering. Any material changes in the facts referred to, set forth or assumed herein or in the Registration Statement may affect the conclusions stated herein.

                  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
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                                 BRYAN CAVE LLP


Brooks Fiber Properties, Inc.
December 18, 1996
Page 2


                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

                  Based solely upon and subject to the foregoing, we are of the opinion that the statements in the Registration Statement under the caption "Certain Federal Income Tax Considerations" fairly describes the material federal income tax consequences of the Offering.

                  Except as expressly set forth above, we express no other opinion. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose except that we consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                            Very truly yours,



                                            /s/ BRYAN CAVE LLP
                                            --------------------------
                                            Bryan Cave LLP
JPB/bmr